Exhibit 99.2

Latham Group appoints Jeff Jackson to board of directors

LATHAM, N.Y. – August 5, 2025 – Latham Group, Inc., (NASDAQ:SWIM), the largest designer, manufacturer, and marketer of in-ground residential pools in North America, Australia, and New Zealand, today announced the appointment of recognized industry executive, Jeffrey J. Jackson, as a new independent member of its Board of Directors and as a member of the Company’s Audit Committee, effective immediately. In connection with Mr. Jackson’s appointment, the size of Latham’s Board has been increased from eight to nine directors.

Mr. Jackson is currently the Chief Executive Officer of Cabinetworks Group, Inc., the country’s largest privately-owned kitchen cabinet manufacturer. He joined Cabinetworks in 2024 after serving as the President and Chief Executive Officer of PGT Innovations, Inc. (NYSE:PGTI), a manufacturer of windows, doors, and garage doors that was acquired in March of that year. During Mr. Jackson’s 19-year tenure at PGTI and under his stewardship, PGTI experienced exceptional growth and became a national brand and innovation leader in the fenestration industry. Prior to being named President and Chief Executive Officer in 2018, he held various other executive positions at PGTI, including Chief Operating Officer and Chief Financial Officer. Previously, Mr. Jackson served in executive management roles at The Hershey Company (NYSE:HSY), Mrs. Smith’s Bakeries, a business unit of Flowers Foods, Inc. (NYSE:FLO), and The Coca-Cola Company (NYSE:KO).

James C. Cline, Chairman of the Latham Board, commented, “We are very pleased to welcome Jeff to Latham’s Board. Jeff is known as a visionary leader and brings extensive executive management and financial expertise to the Board, with a career spanning nearly three decades across the manufacturing, consumer goods, and building products industries. His broad sector knowledge, branding expertise, and industry relationships equip him with valuable operational and strategic experience that can support Latham’s growth and enhance our competitive positioning.”

Mr. Jackson is the Lead Director, member of the Audit Committee, and serves as Chair of the Compensation Committee of Smith Douglas Homes Corp. (NYSE:SDHC), a nationally ranked home builder. He is also a Director and a member of the Compensation Committee of Astec Industries, Inc. (NASDAQ:ASTE), a manufacturer of specialized equipment for asphalt road building, aggregate processing, and concrete production. He holds a Bachelor of Business Administration from the University of West Georgia and is a Certified Public Accountant in Georgia.

About Latham Group, Inc.

Latham Group, Inc., headquartered in Latham, NY, is the largest designer, manufacturer, and marketer of in-ground residential swimming pools in North America, Australia, and New Zealand. Latham has a coast-to-coast operations platform consisting of approximately 1,850 employees across 30 locations.

Contact:

Lynn Morgen
Casey Kotary
ADVISIRY Partners
lathamir@advisiry.com
212-750-5800